Exhibit 99.1

FINISH LINE REPORTS SECOND QUARTER EARNINGS

•	Income from continuing operations improved 91% compared to Q2 last year
•	Q2 Consolidated comparable store net sales increased 4.7%

INDIANAPOLIS -- September 25, 2008— The Finish Line, Inc. (the “Company”) (NASDAQ:FINL) announced results for the second quarter ended August 30, 2008.

SECOND QUARTER RESULTS:

For the thirteen weeks ended August 30, 2008 (“second quarter” or “Q2”), the Company reported income from continuing operations of $13.2 million, or $.24 per diluted share, compared to income from continuing operations of $6.9 million, or $.14 per diluted share, for the thirteen weeks ended September 1, 2007 (“Q2 LY”). Diluted weighted average shares outstanding were 54,764,000 for Q2, a 16.1% increase versus 47,188,000 shares outstanding for Q2 LY, which reflects the 6.5 million shares issued March  7, 2008 in connection with the previously announced settlement with Genesco Inc.

For the second quarter, consolidated net sales increased 3.9% to $353.3 million compared to net sales of $340.0 million for Q2 LY.  Consolidated comparable store net sales increased 4.7% for Q2 compared to the same period a year ago.  By concept, Finish Line comparable store net sales increased 4.9% and Man Alive comparable store net sales increased 1.3%.

 Merchandise inventories on a consolidated basis were $269.9 million at August 30, 2008, compared to $303.6 million at September 1, 2007.  On a per square foot basis, consolidated merchandise inventories at August 30, 2008 decreased 10%.  Finish Line merchandise inventories decreased 10% and Man Alive inventories decreased 4% compared to one year ago.

Alan H. Cohen, Chief Executive Officer of the Company, stated, “While retail conditions remain challenging, we are pleased by the improvement in our operating performance and the continued progress we are making in the execution of our strategic merchandising plans and inventory management.  We have maintained our focus on inventory quality while decreasing the overall levels by 10% per square foot.  As a result, we continued to see higher product margins and a higher average selling price during the quarter.  The Company’s financial position remains strong as we ended the quarter with $65 million in cash, an improvement of $31 million year over year, and no interest-bearing debt. ”

YEAR-TO-DATE RESULTS:

For the twenty-six weeks ended August 30, 2008 (“YTD”) the Company reported income from continuing operations of $14.1 million, or $.26 per diluted share versus income from continuing operations of $4.3 million, or $.09 per diluted share for the twenty-six weeks ended September 1, 2007 (“YTD LY”).   Diluted weighted average shares outstanding were 54,330,000 for YTD versus 47,162,000 shares outstanding for YTD LY.

Net sales increased 2.5% to $641.3 million for YTD compared to $625.7 million for YTD LY.  Comparable store net sales increased 3.1% for YTD versus a 4.4% decrease reported for YTD LY.

CONFERENCE CALL:

As previously announced, the Company is hosting a live conference call at 8:30 am (ET) on Friday, September 26th.  Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 64091009). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 64091009). This replay will be available commencing at approximately 9:45 am (ET) on Friday, September 26th and will remain available through September 29th.  In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending and utility and product costs; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry and depressed demand in the housing market; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 697 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com

The Finish Line, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended August 30, 2008	Thirteen Weeks Ended September 1, 2007	Twenty-Six Weeks Ended August 30, 2008	Twenty-Six Weeks Ended September 1, 2007

Net sales	$353,312	$339,959	$641,251	$625,710
Cost of sales (including occupancy costs)	242,600	238,702	447,412	447,360
Gross profit	110,712	101,257	193,839	178,350

Selling, general and administrative expenses	89,260	89,296	170,649	170,111
Terminated merger-related costs	45	225	83	225
Operating income	21,407	11,736	23,107	8,014

Interest income, net	244	237	499	700
Income from continuing operations before income taxes	21,651	11,973	23,606	8,714

Income tax expense	8,431	5,068	9,521	4,409
Income from continuing operations	13,220	6,905	14,085	4,305

Loss from discontinued operations, net of income taxes	(126)	(8,703)	(123)	(9,974)
Net income (loss)	$13,094	$(1,798)	$13,962	$(5,669)

Income (loss) per diluted share:
Income from continuing operations	$0.24	$0.14	$0.26	$0.09
Loss from discontinued operations	-	(0.18)	-	(0.21)
Net income (loss)	$0.24	$(0.04)	$0.26	$(0.12)

Diluted weighted average shares outstanding	54,764	47,188	54,330	47,162

Dividends declared per share	$0.030	$-	$0.030	$0.025

Number of stores open at end of period:
Finish Line			697	697
Man Alive			94	95
Paiva (discontinued in Fall 2007)			-	15
Total			791	807

Condensed Consolidated Balance Sheet

	August 30, 2008	September 1, 2007	March 1, 2008
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$65,035	$34,182	$72,901
Merchandise inventories, net	269,881	303,631	268,333
Other current assets	47,494	30,124	40,573
Property and equipment, net	206,719	234,104	217,834
Other assets	43,681	33,763	43,406
Total assets	$632,810	$635,804	$643,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$125,732	$116,486	$99,931
Terminated merger-related liabilities	218	-	47,129
Deferred credits from landlords	56,354	64,071	59,642
Other long-term liabilities	14,957	9,229	15,479
Shareholders' equity	435,549	446,018	420,866
Total liabilities and shareholders' equity	$632,810	$635,804	$643,047

CONTACTS:
Investor Relations:	Media Requests:
Kevin S. Wampler, (317) 899-1022 ext. 6914	Elise Hasbrook, (317) 899-1022 ext. 6827
Executive Vice President - Chief Financial Officer	Corporate Communications Manager